Exhibit (a)(5)(ii)

For Immediate Release

BRANDYWINEGLOBAL – GLOBAL INCOME OPPORTUNITIES FUND INC.

Announces Final Results of Issuer Tender Offer for Common Stock

NEW YORK — (BUSINESS WIRE) — September 25, 2020 – BrandywineGLOBAL-Global Income Opportunities Fund Inc. (NYSE: BWG) (the “Fund”) announced today the final results for its issuer tender offer for up to 20% of the outstanding shares of common stock (“Shares”) of the Fund at a price equal to 99.5% of the Fund’s net asset value per Share as determined as of the close of the regular trading session of the New York Stock Exchange on September 23, 2020. The Fund’s offer expired on Tuesday, September 22, 2020 at 11:59 p.m., New York City time.

Based on current information, approximately 14,111,137 Shares were duly tendered and not withdrawn. Because the number of Shares tendered exceeds 4,197,959 Shares, the tender offer is oversubscribed. Therefore, in accordance with the terms and conditions specified in the tender offer, the Fund will purchase Shares from all tendering stockholders on a pro rata basis, disregarding fractions. Payment for such Shares will be made on or about September 28, 2020. The purchase price of properly tendered Shares is $13.53 per Share, equal to 99.5% of the per Share net asset value of $13.60 as of the close of the regular trading session of the New York Stock Exchange on September 23, 2020. Shares that were not tendered will remain outstanding.

Any questions about the tender offer can be directed to Georgeson LLC, the information agent for the tender offer, at (866) 856-2826.

BrandywineGLOBAL – Global Income Opportunities Fund Inc., a non-diversified, closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC (“LMPFA”) and is sub-advised by Brandywine Global Investment Management, LLC (“Brandywine”). LMPFA and Brandywine are all indirect wholly-owned subsidiaries of Franklin Resources, Inc. (“Franklin Resources”), a global investment management organization operating as Franklin Templeton.

Hard copies of the Fund’s complete audited financial statements are available free of charge upon request. Data and commentary provided in this press release are for informational purposes only. Franklin Resources and its affiliates do not engage in selling Shares of the Fund.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Category: Fund Announcement

Media Contact: Fund Investor Services-1-888-777-0102

Source: Franklin Resources, Inc.